C3 Capital, Limited

And

Changchun Master Industry Co., Ltd

In matter of

Yili Master Carborundum Production Co., Ltd.

Enter Into

Equity Interest Transfer Contract

July, 2008

Contents

Chapter I	Definitions of the Contract	2

Chapter II	Object Equity Interest	4

Chapter III	Price of Equity Interest Transfer	4

Chapter IV	Capital Increase	6

Chapter V	Approval and Checking	7

Chapter VI	Assumption of Debts of Object Company	8

Chapter VII	Dispositon of Credits of the Object Company	9

Chapter VIII	Employees	10

Chapter IX	Rights, Obligations and Guarantees of Party B	10

Chapter X	Rights, Obligations and Guarantees of Party A	12

Chapter XI	Performance, Wind-up and Termination	12

Chapter XII	Representations and Statements of Party B	13

Chapter XIII	Representations and Statements of Party A	16

Chapter XIV	Confidentiality	17

Chapter XV	Liability for Breach of Contract	17

Chapter XVI	Force Majeure	19

Chapter XVII	Disputes Settlement	20

Chapter XVIII	Applicable Law	20

Chapter XIX	Miscellaneous	20

Equity Interest Transfer Contract

The equity interest transfer contract (hereinafter referred to as “Contract”) is made and entered into as the date of July 31st , 2008 at Beijing P. R. China by and among:

Party A: C3 Capital, Limited, a company registered and established under the laws of the BVI Business Companies Act 2004 and incorporated in the British Virgin Islands on 25th day of October, 2007, BVI Company Number: 1439706;

Party B: Changchun Master Industry Co., Ltd, a company registered and incorporated under the laws of People’s Republic of China, registered No. 220107020002801ôregistered address: Suite 901, 9th Floor, High-technology Building, Qian Jing Street No.3003, high and new technology industrial development zones, Changchun City, and its legal representative is Gao Zhigang.

WHEREAS:

1.
Yili Master Carborundum Production Co. Ltd (the “Object Company”) has registered with Administration of Industry and Commerce for Yining County, Yili Kazak Autonomous Prefecture, XinJiang Uygur Autonomous Region, registered No. 65402100000504. The Object Company has constructed and is now operating 35,000 tonnes Carborundum Metallurgy Project of YiLi Master (the “Carborundum Project”). At present, a set of 5,500 kilovolt-ampere carborundum metallurgy and production system, corollary producing equipment and infrastructure has been built up, (hereinafter referred to as “Project Phase I”). Phase II of the Carborundum Project plans to make the production capacity of carborundum metallurgy project rise to 15,000 tons per year. Phase III of the Project plans to make the production capacity of carborundum metallurgy project rise to 35,000 tons per yearôand build up a plant which has the capacity to process 5,000 tons granulation and micro mist of carborundum per year.

2.
The registered capital for the Object Company is RMB 3.8 million Yuan which is invested solely by Party B. Party B plans to transfer to Party A all its holding shares of the Object Company (“the Object Equity Interest”). Party A intends to purchase the equity interest.

According to the principle of equality and mutual benefit and through friendly consultation, Party A and Party B agree on the following terms and conditions, in accordance with the Contract Law of the People’s Republic of China, and other applicable Chinese laws and regulations. The parties will abide by and fulfill the Contract in good faith.

Chapter I      Definitions of the Contract

Article 1  Definition

The terms hereinafter used in the Contract shall have the meanings set forth as follows:

1.1
“Industrial and commercial administration” (AIC) means the industrial and commercial administration of People’s Republic of China which performs the job of business registration and issues business license.

1.2
“Department of Commerce” means Ministry of Commerce of People’s Republic of China, or so far as the examination and approval is concerned, the local department of commerce with competent power of examination and approval.

1.3	“Foreign Exchange Administration” means the State Administration of Foreign Exchange and local foreign exchange administrations at all levels.

1.4
“Examination and Approval Authority” means the relevant Chinese governmental departments having authority defined by relevant Chinese laws, regulations, regulatory rules and policies to examine and approve the Contract, the equity interest transfer and the capital increase, including but not limited to Ministry of Commerce (MOC),

National Development and Reform Commission (NDRC), State Administration of Foreign Exchange (SAFE), Industrial and Commercial Administration (AIC), etc.

1.5	“Capital Increase” means, after Party A accepts the equity interests of the Object Company from Party B, Party A puts additional registration capital into the Object company.

1.6	“Encumbrance” shall mean any mortgage, pledge, other security interest, assignment, lien, charge, option, trust interest, pre-emptive right, lease and any other restrictions or conditions.

1.7
“Closing date” means the date on which the Object Equity Interest Transfer has performed the formality of alteration registration with the industrial and commercial administration, subject to the date on which the industrial and commercial administration has performed examination and approval procedure and issued new business license to the Object Company.

1.8	“New Business License” means the new business license issued by the industrial and commercial administration to the Object Company after completion of the Equity Interest Transfer.

1.9
“Disclosed Information” means the related materials, explanation, statement and other information disclosed or made by Party B to Party A or its designated intermediaries during Party A’s due diligence investigation of the object company, the Carborundum project and the object equity interest; or the information disclosed by the Party B to Party A in relation to the object company, the Carborundum project and the object equity interest.

1.10	“Employees” mean all personnel who work in the Object Company and have employment relations with or de facto employment relations with the Object Company by the date the contract is executed.

1.11
“Force Majeure” means the special events such as earthquake, typhoon, flood disaster, fire disaster, war, political disturbance, etc., or the events defined by Chinese laws and regulations as Force Majeure.

1.12	“PRC” or “China” means the People’s Republic of China, and insofar as the Contract is concerned, shall exclude Hong Kong, Taiwan and Macau.

1.13	“Tax” means the state or local taxes defined by Chinese laws and regulations, including relevant interest, fine or any other burden imposed by any government authorities in relation to such taxes.

Chapter II    Object Equity Interest

Article 2
According to the Contract, Party B shall sell to Party A their respective equity interests of the Object Company and all the related rights and interests in a way free of any encumbrance. Party A shall pay the equity interest transfer price.

Article 3	After the transfer of the equity interest is completed as per the Contract, Party A will hold 100% equity interest of the Object Company.

Chapter III     Price of Equity Interest Transfer

Article 4
The price of the equity interest transfer will be based on the evaluation of the object equity interest by the assets evaluation agency. The two parties confirm that the price of the equity interest transfer is US dollar equal to RMB 3,800,000.00 Yuan, reading RMB three million eight hundred thousand Yuan (equity interest transfer price).

Article 5	Each payment of the equity interest transfer shall be based upon satisfaction of the following conditions:

5.1
The equity interest transfer and the Contract have been examined and approved by all examination and approval authorities. Party A and Party B have duly opened bank accounts which are used to pay and receive the price of the equity interest.

5.2
The flaws, defects of the Object Company discovered in the course of the due diligence investigation and in the course of the handover and operation, have all been solved in a way accepted by Party A or have been provided guarantee as per requirement of Party A.

5.3	The representations and statements made by Party B in the Contract are all true and correct.

Article 6 Payment of the equity interest transfer price

6.1	First payment

Within 3 days after the competent department of commerce has approved the equity interest transfer and the competent authority has issued new approval certificate of foreign invested enterprise to the Object Company as per the said approval, Party A shall pay 50% (first payment) of the equity interest transfer price to Party B.

6.2	Second payment

Within 3 days after the industrial and commercial alteration registration procedure has been duly performed and the Object Company has obtained new business license, Party A shall pay 40% (second payment) of the equity interest transfer price to Party B.

6.3	Arrears of payment

The arrears of equity interest transfer price are used as Party B’s deposit. After the obligations under Article 27, 28 have been fulfilled and within 3 days after Party A confirms in writing that the Carborundum Project operates legally and no significant issue exists in the facilities and equipments, Party A shall pay the arrears of the equity interest transfer price to Party B.

Article 7
The parties to the Contract shall bear their respective payable taxes arising from the revenue or activity under the Contract according to the relevant laws, administrative regulations, rules and normative documents.

Article 8
Party B shall issue formal and valid receipt and invoice to Party A immediately after receiving each equity interest transfer payment from Party A. Within 5 (five) days after receiving the equity interest transfer payment, Party B shall go to the local foreign exchange administration and perform the registration for receiving foreign exchange from foreign investor for the Equity Interest Transfer, a corresponding certificate procured by Party B shall be provide to Party A.

Chapter IV Capital Increase

Article 9	Purpose of the capital increase

Up until the execution of this Contract, the Carborundum Project Phase I under the Object Company has finished construction and was put into use on January 16th, 2006. After closing date, Party A commits the capital increase to the Object Company, in order to invest in the construction of continual project for the Carborundum Project.

Article 10	Scheme of increase

The first capital increase shall be conducted within 21 days upon the closing date (in case that the preconditions stipulated by Article 11 are all met after the closing date, the date on which such preconditions are all met will govern instead of the closing date) and the amount is US$ 8.00 Million. The time and amount of capital increase later on by Party A shall be fixed depending on the construction process of the continual project and fund demand.

Article 11	The preconditions for the capital increase

11.1	Party B has already performed all the obligations stipulated by this contract and the statements and guarantees made by Party B in this contract are all true and correct.

11.2
The approval procedures including the project approval, environmental protection, construction and planning required for the construction and operation of the continual project of the first phase Carborundum Project and the follow-up projects have been performed and the follow-up project construction can be started legally.

11.3	The debts of the Object Company before the closing date have been fully paid off by Party B or Party B has provided adequate guarantee for the debt as mentioned before.

Chapter V    Approval and Checking

Article 12
Upon the Contract coming into force, Party A and Party B shall cooperate and immediately perform procedures relating to the industrial and commercial alteration registration of the object equity interest transfer.

Article 13	Checking

13.1
Party B commits that, after the execution of this Contract, all assets or any documents (including electronic data and written materials) of the Object Company, shall be kept in full and safe condition and checking procedure shall be conducted.

13.2	Upon the Contract coming into force, Party A and Party B shall form a checking team and work together to do the checking work relating to the Object Company.

13.3	The checking work shall include but not limited to:

(1)	All the official seals, financial seals and contract seals and other seals of the Object Company;

(2)	All certificates and licenses of the Object Company;

(3)	The assets of the Object Company;

(4)	The financial books and the accounting records of the Object Company;

(5)
All documents on the archives of the Carborundum Project (including but not limited to the project application, feasibility study report, preliminary design report, engineering drawings, equipment drawings, all competent authorities’ replies, permits, records or acceptance documents relating to the Carborundum Project);

(6)
All contracts for which the Object Company is one party (including but not limited to Engineering Construction Contract, Equipment Purchase Contract and Installation Contract, Electricity Provision contract, Raw Materials Purchase Contract, Product Sales Contract and Loan Contracts) ;

(7)	Other check and handover procedures reasonably required by Party A.

13.4
The check and handover work shall be completed within seven days after the Contract is effective. The completion of the check and handover work shall be confirmed by the representatives of both parties in writing.

13.5	After the completion of the handover, the parties shall draw up detailed list of the handover items which shall be confirmed by representatives of both parties.

Chapter VI Assumption of Debts of Object Company

Article 14
Party B shall disclose to Party A all loans of the Object Company before the execution date of this Contract (including tax payable and administration cost). Party B shall provide Party A with detailed list of the foregoing debts (the list shall contain the amount of each debt, the debtor, the fulfillment period, the guarantee condition and the names of the documents related to the debts, etc.).

Article 15
All debts owed by the Object Company before the closing date shall be borne by Party B. Party B shall perform the payment obligation according to the deadline and the amount as agreed in the underlying documents of the paid-off debts. The payment conduct shall be legal and valid.

Article 16
The debts owed by the Object Company before the closing date and undisclosed by Party B at the time of executing the Contract shall be borne by Party B. If Party A or the Object Company detects that the undisclosed debts do exist, Party A or the Object Company is entitled to ask Party B to immediately pay off the debts or dispose of the debts.

Article 17
In respect of the debts owed by the Object Company before the closing date and agreed to be borne by Party B according to Article 15 and Article 16 of the Contract, if Party B does not pay off the debts or Party B does not bear the debts according to the Contract, thus causing a result that the related creditors make claims against the Object Company, the Object Company or Party A is entitled to seek compensation from Party B on the basis of this Contract. The scope of compensation includes the debts itself and all costs and expenses incurred by the Object Company or Party A in disposing of and settling the debts, including but not limited to litigation cost, arbitration fee, enforcement fee, attorney’s fee and traveling costs, etc.

Chapter VII Disposition of Credits of the Object Company

Article 18	Except the Contract provides otherwise, all credits of the Object Company before the closing date shall be owned by Party B.

Article 19
Party B shall complete the work of disposing of the credits of the Object Company as per Article 18 of the Contract in timely manner. The disposing work performed by Party B shall be in compliance with Company Law of People’s Republic of China and the related provisions of the Articles of Association of the Object Company.

Article 20
When Party B disposes of the credits of the Object Company before the closing date as per the Contract and the disposing work is performed after the closing date, Party A shall provide necessary assistance without contravening relevant laws and regulations.

Chapter VIII Employees

Article 21
Within three days after the contract comes into force, Party B shall provide Party A with detailed list of employees and managers of the Object Company before the closing date (including gender, age, deadline of the employment contracts, remuneration level, position, code for employment contracts and etc).

Chapter IX Rights, Obligations and Guarantees of Party B

In addition to Party B’ rights, obligations and guarantees specified by other clauses of the Contract, Party B shall enjoy rights, bear obligations and provide guarantees as per the following provisions of this chapter:

Article 22
Except as otherwise provided by this Contract, upon execution of the Contract, no act shall be performed which leads to or may lead to loss or damage of the assets, rights and interests of the Object Company.

Article 23
Upon execution of the Contract, Party B shall not pledge, transfer or put into trusteeship its holding equity interest of the Object Company or do any other act which may affect Party A’s procurement of the object equity interest.

Article 24
Upon execution of the Contract, Party B guarantees that: it will operate and manage the Object Company in normal matter with duty of care of a kindhearted administrator, after the execution of the Contract, including but not limited to: (1) not to change the documents for establishing the Object Company; (2) not to change the financial policies of the Object Company; (3)on disposing of the assets, the credits and debts and other rights and obligations of the Object Company, Party B shall procure advance approval from Party A.

Article 25	Party B shall assist Party A to complete the examination, approval and filing procedures for the equity interest transfer.

Article 26	Party B shall timely conduct the checking working specified in Chapter Five of the Contract.

Article 27
Within 42 days upon the full payment of the first capital increase stipulated in Article10, Party B shall perform the procedure relating to land use for Carborundum Project for the Object Company and obtained the “certificate for stated-owned land use right”.

Article 28
Within six months upon the full payment of the first capital increase stipulated in Article 10, Party B shall conduct the rights registration procedure for real estate including the office premises, factory buildings and other buildings, perform and complete the procedures of planning permit for construction land, planning permit for construction project, and other registration procedure for real estateåParty B shall conduct and complete the overall completion acceptance for the Carborundum Project Phase I within 6 months after the increased capital is paid.

Article 29
Party B guarantee that, all losses (including the administrative liability) suffered by the Object Company from flaws in the project approval, land, engineering, design, machine and equipment, installation and operation, enviromental protection, completion acceptance etc., will be compensated by Party B if the flaws are confirmed to be incurred or exist before the Contract is executed.

Article 30	Party B shall provide Party A with necessary assistance for Party A to perform its obligations or enjoy rights under this Contract.

Article 31	Party B shall give timely written notice to Party A when Party B is in knowledge of any situation which may lead to failure in fulfilling all or any part of the Contract.

Article 32	Party B are entitled to receive the equity interest transfer price as per the Contract.

Chapter X Rights, Obligations and Guarantees of Party A

In addition to Party A’s rights, obligations and guarantees specified by other clauses of the Contract, Party A shall enjoy rights, bear obligations and provide guarantees in accordance with the following provisions:

Article 33	Party A shall assist Party B to perform all approval procedures in relation to the equity interest transfer and commit to provide all necessary cooperation.
Article 34	Party A shall assist Party B to perform all industrial and commercial registration alteration procedures in relation to the equity interest transfer and promise to provide all necessary cooperation.
Article 35

Party A shall pay the equity interest transfer price to Party B as per the Contract and shall increase the registration capital of the Object Company as per the Contract in order to ensure the start of construction for the Carborundum Project Phase II.

Article 36	Party A shall give necessary cooperation to Party B when Party B perform their obligations under the Contract or exercise their rights under the Contract.
Article 37	Party A shall give timely written notice to Party B when Party A is in knowledge of any situation which may lead to failure in fulfilling all or any part of the Contract.

Chapter XI Performance, Wind-up and Termination

Article 38	The parties shall perform their contractual obligations fully and completely as per the provisions of the Contract.

Article 39
Party B and Party A shall work well together, give mutual cooperation, prepare all necessary application documents and complete all procedures relating to the equity interest transfer under the Contract, including but not limited to examination and approval, record-keeping, industrial and commercial registration. The costs and expenses incurred therefrom shall be borne evenly among the parties.

Article 40

If there are any undisclosed facts or circumstances relating to the Object Company before the Contract is executed, which have material and adverse impact on the legal and normal operation of the Object Company after the closing date, Party A is entitled to terminate the Contract.

Article 41
If Party A does not pay the equity transfer price or does not pay the price of increased capital according this Contract, resulting in the Project Phase II construction unrealizable, Party B has the right to terminate this Contract.

Article 42

If the abiding party terminates the Contract as per Article 40 and Article 41 of the Contract, it shall give written termination notice to the breaching party. The breaching party shall bear the liability of breach a contract as per the Contract.

Article 43

If the Contract and the equity interest transfer fail to be approved by the examination and approval authority and such failure is not due to Party A or Party B, the Contract shall be automatically terminated and no parties to the Contract shall bear breach of contract liability.

Chapter XII Representations and Statements of Party B

As the substantial basis for Party A to execute the Contract, Party B represent and state that:

Article 44	Party B has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and Party B has procured due authorization to execute and fulfil the Contract.
Article 45

After the Contract is effective, the Contract is legally binding upon Party B and is enforceable against Party B under relevant Chinese laws of bankruptcy, liquidation, reorganization, moratorium and other laws relating to the creditor’s rights and remedies.

Article 46

The registered capital of the Object Company has been fully paid in as per related Chinese laws. The Object Company is a legal person duly incorporated and validly existing under Chinese laws. The Object Company legally owns the Carborundum Project and has procured business license, permit, registration and approval, which are legal and have not been violated.

Article 47	The equity interest to be transferred by Party B to Party A does not bear any encumbrance preventing the transfer to Party A.
Article 48

The execution, closing and fulfilment of the Contract by Party B, will not (1) violate any articles of association of the Object Company; (2) cause the Object Company, or Party B to violate any agreements, covenants, commitments or other documents; (3) violate any laws, administrative regulations, rules, normative documents, administrative replies or any judgments, awards, verdicts, orders or decrees, where the violation will have material adverse impact on the business, operation, assets or financial condition of the Object Company or Party B, or (4) result in the creation of (or the obligation to create) any encumbrance or restriction of any kind on any properties or equity interests of the Object Company.

Article 49

Except the disclosed information, there is no other circumstance affecting the legality and validity of the equity interest transfer and there is no circumstance affecting the legal interest of the Object Company. The copies of the materials provided by Party B or the Object Company to Party A or Party A appointed professional agencies are consistent with the original copies and the original copies are truly existent, legal and valid. There are no other credits, debts, restrictive rights, potential disputes, defects or flaws of the assets (including design and building defects or flaws) of the Object Company which are undisclosed to Party A.

Article 50
Except the information disclosed by Party B, the assets (construction projects, machines and equipment) of Carborundum Project are in good standing and have no material defects. They are in good operational condition and fit well the purpose of their design, construction and manufacture.

Article 51	The Object Company has full ownership of the assets under its name. The assets are free of any encumbrance, mortgage, pledge or liens.
Article 52

By the date the Contract is executed, the Object Company does not have any pending litigation, arbitration, administrative penalty nor does the Object Company have any fact or issue which may lead to a dispute.

Article 53

The Object Company is in compliance with requirements of all Chinese laws in respect of environment protection, health and safety and does not have any harmful act which will entitle a third party to file a claim against the Object Company, demanding removal of the harm or obstacle or compensation for its loss.

Article 54

The Object Company has legally completed tax registration and has legally and sufficiently fulfilled its tax payment obligations before the closing date. The Object Company does not have any pending tax claim and is not threatened by any auditing and investigation.

Article 55

The Object Company before the closing date does not have any outstanding salaries, remuneration, housing accumulation fund, social insurance, employment compensation, employment injury compensation, nor does the Object Company have any labor disputes or potential issue which may lead to labor disputes.

Article 56

Regarding the financial statement of the Object Company up to May 31st , 2008, the statement is: (a) true, accurate and complete; (b) consistent with the accounting books of the Object Company;(c) reflecting the uniform financial condition, assets and debts of the Object Company at the respective dates and the operational result and cash flow change of the Object Company within the time period, and (d) prepared according to the sustainable accounting principle and financial system.

Article 57

From the date the Contract is executed until the closing date, Party B will operate and manage the Object Company and the Carborundum Project in normal manner. The operation, business and condition of the Object Company and the Carborundum Project will not have any material and adverse change compared with the condition before the Contract is executed.

Chapter XIII Representations and Statements of Party A

As the substantial basis for Party B to execute the Contract, Party A represent and state that:

Article 58	Party A has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and has procured due authorization to execute and fulfil the Contract.
Article 59

After the Contract is effective, the Contract is legally binding upon Party A and is enforceable against Party A under relevant Chinese laws of bankruptcy, liquidation, reorganization, moratorium and other laws relating to the creditor’s rights and remedies.

Article 60

The execution and fulfilment of the Contract by Party A will not (1) cause Party A to violate any agreement, covenant, commitment or other document; (2) violate any laws, statutory laws, regulations, statutory rules or any judgments, injunctions, orders or decrees where the violation will have material and adverse impact on the business, operation, assets or financial condition of Party A.

Chapter XIV Confidentiality

Article 61	The party which receives the disclosed information as per the Contract, shall:

(1)	Keep the disclosed information confidential within five years upon execution of the Contract;

(2)
Except that the above materials and information are disclosed to the employees or consultants on need-to-know basis, any party to the Contract shall not disclose to the third party the above materials and information.

Article 62	Article 61 is not applicable to the following cases:

(1)
Before the disclosing party discloses the information to the receiving party, the receiving party has already known the information or the receiving party can prove the materials and information may be known through other legal channels.

(2)	The receiving party obtains the materials and information from the third Party who is not subject to any confidentiality obligations.

(3)	The materials and information are disclosed as per requirement of laws and regulations.

 Chapter XV Liability for Breach of Contract

Article 63
If Party A and Party B fail to obtain internal authorization to execute and fulfill the Contract, or, the execution and fulfillment of the Contract contradicts with or contravenes articles of association, government authorization or approval, or due to something one party shall take blame for, the Contract is invalidated, becomes impossible to be fulfilled or fully fulfilled, such party shall be deemed to have breached the Contract. The breaching party shall pay the abiding party 1% of the Equity Interest Transfer Price as penalty.

Article 64
If the significant issues related to Party A but not disclosed by Party A before this Contract is executed, causes the equity interest transfer and Phase II construction of the Carborundum Project impossible, then Party B is entitled to terminate this Contract. Party A shall return the equity interest of the Object Company transferred according to this Contract and shall also compensate Party B for the total loss resulted from the execution and performance of this Contract.

Article 65

If Party B, before this Contract is executed, has not disclosed the facts which may impact the legal existence of the Object Company and the Carborundum Project, thus the legal existence of the Object Company or the Carborundum Project is seriously impacted after the Equity Interest Transfer is completed, Party A is entitled to terminate this Contract and Party B shall immediately repay all payments received as per the Contract. Party B shall also compensate Party A for the total loss resulted from the execution and performance of this Contract.

Article 66
In case that Party A does not perform any of its obligations under this Contract, and this non-performance has a significant adverse impact on the construction of Carborundum Project Phase II, in addition, Party A does not eliminate the adverse effect or fulfill the compensation obligation, Party B has the right to terminate this Contract. Then Party A shall compensate Party B for its loss resulting from the execution and performance of this Contract.

Article 67
If Party B does not perform any of its obligations under this Contract, and this non-performance has a significant adverse impact on the Object Company after closing date, in addition, Party B does not eliminate the adverse effect or fulfill the compensation obligation, Party A has the right to terminate this Contract. Then Party B shall repay all payments received as per the Contract. Party B shall also compensate Party A for the total loss resulted from the execution and performance of this Contract.

Article 68
During the period from the Contract execution date to the closing date of the equity interest, if Party B commits any act which harms the assets, rights and interests of the Object Company, it shall constitute a breach of the Contract. Party B shall be liable to make compensation to Party A or the Object Company for any damages arising from the breach of the Contract.

Article 69	If Party A does not make the payment of equity interest transfer price according to the deadline as agreed, for each day delay, Party A shall pay 0.5‰ of the delayed amount as late payment fee.
Article 70

If either Party A or Party B violates the obligations under the Contract or the representations and statements are false, or the guarantee responsibilities are not fulfilled, it shall constitute a breach of contract. If the penalty as agreed is not sufficient to cover the financial losses suffered by the abiding party in executing and fulfilling the Contract, the breaching party shall make up the losses suffered by the observant party.

Chapter XVI Force Majeure

Article 71
In case Force Majeure event occurs, the obligations of the affected party and any time period binding on such affected party shall be suspended and extended automatically during the period of the Force Majeure event. In such case, the affected party shall not bear any liability for breach of the Contract as provided in the Contract.

Article 72
The Party alleging the occurrence of a Force Majeure event shall inform the other Party in writing within seven (7) days after the Force Majeure event, and shall provide sufficient evidence issued by competent authority proving the occurrence and the continuation of the Force Majeure event occurs. The party alleging Force Majeure shall to the best of its ability eliminate the adverse effect of the Force Majeure event on the fulfillment of the Contract.

Chapter XVII Disputes Settlement

Article 73
Any dispute arising from the Contract or related to the contract, may be submitted the dispute to China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration pursuant to the prevailing CIETAC arbitration rules, the arbitration site is Beijing .

Article 74	The arbitration award issued by CIETAC shall be final and binding on each party.

Chapter XVIII Applicable Law

Article 75
The establishment, validity, interpretation and implementation of this Contract shall be governed and bound by the laws and regulations of the PRC. In the event the laws of the PRC do not have provision on a certain issue relating to this Contract, a reference shall be made to the general international commercial practice.

Chapter XIX Miscellaneous

Article 76	Amendment

An Amendment of the Contract is only effective upon the execution of written document by both Parties. If the amendment is only effective upon approval by relevant administrative departments according to Chinese laws, it shall be approved by such competent administrative departments.

Article 77	Severability

The invalidity of any article in this Contract shall not affect the validity of the other articles in this Contract.

Article 78	The Contract is written and executed in Chinese and English. If there is any discrepancy between the Chinese and English version, the Chinese version shall prevail.
Article 79	The Contract has six copies in duplicate. Each party keeps two copies. The other two copies shall be submitted for approval.

Article 80	The Contract shall be effective upon seals of both parties and the date when the approval is granted by examination and approval authority.

Article 81	Notification

81.1	Unless as otherwise specified in the Contract, any notice or written communication shall be sent by one party to the other party via express mail service. All notices shall be deemed to have been served on the fifth day after the date (subject to the postal seal) when the notices are sent to the correspondence address specified in the Contract. If the date of actual receipt is earlier than the said date, the date of actual receipt shall be the date of receipt.

81.2	All notices and correspondences shall be sent to the following addresses unless the other party gives written notice to update such addresses.

Party A’s correspondence address:

Phoneæ

Addresseeæ

Party B’s correspondence address: Suite 902, Building B, Century Baisheng Huayuan, Xinhua South Road No.36, Urumqi Municipality, Xinjiang; post code: 830004

Phoneæ 13999966895

AddresseeæGao Zhigang

Execution page follows

No text on this page, for signature only.

Party A

Authorized representative:

Date:

Party B

Authorized representative:

Date: